NEWS RELEASE

FOR IMMEDIATE RELEASE

FEDERAL HOME LOAN BANK OF BOSTON ANNOUNCES 2019
FOURTH QUARTER AND ANNUAL RESULTS, DECLARES DIVIDEND

BOSTON (February 20, 2020) - The Federal Home Loan Bank of Boston announced its preliminary, unaudited fourth quarter and annual financial results for 2019, reporting net income of $68.5 million for the quarter and $190.7 million for the year. The Bank expects to file its annual report on Form 10-K for the year ending December 31, 2019, with the U.S. Securities and Exchange Commission next month.

The Bank's board of directors also declared a dividend equal to an annual yield of 5.46 percent, the approximate daily average three-month LIBOR yield for the fourth quarter of 2019 plus 350 basis points. The dividend, based on average stock outstanding for the fourth quarter of 2019, will be paid on March 3, 2020. The board expects to follow this formula for declaring cash dividends through 2020, though a quarterly loss or a significant, adverse event or trend could cause a dividend to be suspended or reduced.

“The Bank delivered on its mission again in 2019. We earned $190.7 million of income, and the balance sheet remained strong with retained earnings growing to $1.46 billion,” said President and Chief Executive Officer Edward A. Hjerpe III.  “We provided liquidity and funding to our members, delivered an attractive dividend, set aside $21.3 million for the 2020 Affordable Housing Program, and expanded programs to boost local small businesses, job creation, homeownership, and the production and preservation of affordable housing throughout New England.”

Fourth Quarter 2019 Operating Highlights

Net income for the quarter ending December 31, 2019, was $68.5 million, compared with net income of $43.7 million for the same period in 2018. The increase in net income for the quarter was primarily due to litigation settlement income of $29.4 million and gains on sales of securities of $12.0 million, offset by a $7.7 million decrease in net interest income after provision for credit losses, and a loss on early extinguishment of debt of $5.2 million. These results led to a $7.6 million contribution to the Bank's Affordable Housing Program for the quarter.

Net interest income after provision for credit losses for the quarter ending December 31, 2019, was $68.3 million, compared with $76.0 million for the same period in 2018. The $7.7 million decrease in net interest income after provision for credit losses was mainly a result of a $7.8 billion decrease in average advances, a $643.3 million decrease in average capital stock and lower interest rates. These decreases were partially offset by a $4.1 million increase in prepayment fee income, as well as lower premium amortization on U.S. Agency mortgage-backed securities resulting from an increase in mortgage rates during the fourth quarter of 2019, compared to a decrease during the same quarter a year ago.

December 31, 2019 Balance-Sheet Highlights

Total assets decreased $7.9 billion, or 12.5 percent, to $55.7 billion at December 31, 2019, down from $63.6 billion at year-end 2018. During the year ended December 31, 2019, advances decreased $8.6 billion, or 19.9 percent, to

$34.6 billion, compared with $43.2 billion at year-end 2018. The decrease in advances was primarily in fixed-rate short-term and overnight advances along with variable-rate advances.

Total investments were $16.1 billion at December 31, 2019, up slightly from $15.9 billion at the prior year end. Investments in mortgage loans totaled $4.5 billion at December 31, 2019, an increase of $201.8 million from year-end 2018.

Mandatorily redeemable capital stock decreased $26.1 million to $5.8 million as of December 31, 2019, from $31.9 million as of year-end 2018. GAAP capital at December 31, 2019, was $3.1 billion, a decrease of $462.0 million from $3.6 billion at year-end 2018. During 2019, capital stock decreased by $659.7 million, primarily attributable to the decrease in advances and reduction in the membership stock investment requirements. Total retained earnings grew to $1.46 billion during 2019, an increase of $68.1 million, or 4.9 percent, from December 31, 2018. Of this amount, restricted retained earnings totaled $348.8 million at December 31, 2019. Accumulated other comprehensive loss totaled $187.0 million at December 31, 2019, an improvement of $129.5 million, or 40.9 percent, from December 31, 2018.

The Bank was in compliance with all regulatory capital ratios at December 31, 2019, and in the most recent information available was classified “adequately capitalized” by its regulator, the Federal Housing Finance Agency, based on the Bank's financial information at September 30, 2019.(1)

2019 Annual Operating Highlights

Net income for the year ending December 31, 2019, was $190.7 million, compared with net income of $216.8 million for 2018, the result of a decrease of $43.2 million in net interest income after provision for credit losses as well as a loss on early extinguishment of debt of $15.2 million which followed the prepayment of certain advances. These decreases to net income were offset by an increase of $16.6 million in litigation settlement income and gains on sales of securities of $12.0 million.

Net interest income after provision for credit losses for the year ending December 31, 2019, was $268.9 million, compared with $312.1 million for 2018. The $43.2 million decrease in net interest income after provision for credit losses was mainly a result of a $6.9 billion decrease in average earning assets, a $520.8 million decrease in average capital stock, as well as higher premium amortization on U.S. Agency mortgage-backed securities resulting from an expected increase in mortgage refinancing activity following a significant drop in mortgage rates during 2019. The decrease in average earning assets primarily consisted of a $5.8 billion decrease in average advances and a $1.4 billion decline in average investments. Offsetting these decreases was an increase in prepayment fees on advances(2) from $216,000 in 2018 to $35.0 million for the year ending December 31, 2019.

Net interest spread was 0.36 percent for the year ended December 31, 2019, a two basis point decrease from 2018, and net interest margin was 0.49 percent, a two basis point decrease from 2018. The decrease in net interest spread reflects a 33 basis point increase in the average yield on earning assets and a 35 basis point increase in the average yield on interest-bearing liabilities. The decreases in both net interest spread and net interest margin mainly reflect the negative impact of higher premium amortization on U.S. Agency mortgage-backed securities, partially offset by the positive impact of higher prepayment fee income.

About the Bank

The Federal Home Loan Bank of Boston is a cooperatively owned wholesale bank for housing finance in the six New England states. Its mission is to provide highly reliable wholesale funding and liquidity to its member financial institutions in New England. The Bank also develops and delivers competitively priced financial products, services, and expertise that support housing finance, community development, and economic growth, including programs targeted to lower-income households.

Contact:
Adam Coldwell
617-292-9774
adam.coldwell@fhlbboston.com

Federal Home Loan Bank of Boston Balance Sheet Highlights (Dollars in thousands) (Unaudited)

	12/31/2019	9/30/2019	12/31/2018
ASSETS
Advances	$34,595,363	$38,539,591	$43,192,222
Investments (3)	16,144,244	13,593,020	15,900,204
Mortgage loans held for portfolio, net	4,501,251	4,459,120	4,299,402
Other assets	421,953	332,229	201,489
Total assets	$55,662,811	$56,923,960	$63,593,317

LIABILITIES
Consolidated obligations, net	$51,569,662	$52,760,357	$58,978,506
Deposits	674,309	625,873	474,878
Mandatorily redeemable capital stock	5,806	17,107	31,868
Other liabilities	267,722	284,196	500,706

CAPITAL
Class B capital stock	1,869,130	2,031,651	2,528,854
Retained earnings - unrestricted	1,114,337	1,085,463	1,084,342
Retained earnings - restricted (4)	348,817	335,110	310,670
Total retained earnings	1,463,154	1,420,573	1,395,012
Accumulated other comprehensive loss	(186,972)	(215,797)	(316,507)
Total capital	3,145,312	3,236,427	3,607,359
Total liabilities and capital	$55,662,811	$56,923,960	$63,593,317

Total regulatory capital-to-assets ratio	6.0%	6.1%	6.2%
Ratio of market value of equity (MVE) to par value of capital stock (5)	173%	166%	152%
Income Statement Highlights (Dollars in thousands) (Unaudited)

	For the Year Ended		For the Three Months Ended
	12/31/2019	12/31/2018	12/31/2019	9/30/2019	12/31/2018

Total interest income	$1,445,100	$1,426,053	$324,329	$337,539	$401,212
Total interest expense	1,176,074	1,113,943	255,978	281,165	325,231
Net interest income	269,026	312,110	68,351	56,374	75,981
Net interest income after provision for credit losses	268,941	312,144	68,329	56,326	76,021
Net other-than-temporary impairment losses on investment securities recognized in income	(1,212)	(532)	(384)	(411)	(125)
Litigation settlements	29,361	12,769	29,358	3	—
Other income	12,835	8,589	13,001	2,478	2,328
Operating expense	72,280	71,924	23,478	16,079	22,847
Other expense	25,604	19,978	10,659	6,592	6,757
AHP assessment	21,302	24,299	7,633	3,597	4,912
Net income	$190,739	$216,769	$68,534	$32,128	$43,708

Performance Ratios: (6)
Return on average assets	0.35%	0.35%	0.50%	0.24%	0.28%
Return on average equity (7)	6.29%	6.38%	9.13%	4.28%	5.04%
Net interest spread	0.36%	0.38%	0.39%	0.30%	0.35%
Net interest margin	0.49%	0.51%	0.50%	0.43%	0.49%

(1)
For additional information on the Bank's capital requirements, see Item 7 — Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Capital in the Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on March 22, 2019 (the 2018 Annual Report).

(2)
Prepayment fees received from borrowers on prepaid advances are presented net of any associated basis adjustments related to hedging activities on those advances and net of deferred prepayment fees on advance prepayments considered to be loan modifications. Additionally, for certain advances products, the prepayment-fee provisions of the advance agreement could result in either a payment from the borrower or to the borrower when such an advance is prepaid, based upon market conditions at the time of prepayment (referred to as a symmetrical prepayment fee). Advances with a symmetrical prepayment-fee provision are hedged with derivatives containing offsetting terms, so that we are financially indifferent to the borrowers' decision to prepay such advances. The net amount of prepayment fees is reflected as interest income in the statement of operations.

(3)	Investments include available-for-sale securities, held-to-maturity securities, trading securities, interest-bearing deposits, securities purchased under agreements to resell, and federal funds sold.

(4)
The Bank's capital plan and a joint capital enhancement agreement among all Federal Home Loan Banks require the Bank to allocate a certain amount, generally not less than 20 percent of each of quarterly net income and adjustments to prior net income, to a restricted retained earnings account until a total required allocation is met. Amounts in the restricted retained earnings account are unavailable to be paid as dividends, which may be paid from current net income and unrestricted retained earnings. For additional information, see Item 5 — Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities in the 2018 Annual Report.

(5)
MVE equals the difference between the theoretical market value of assets and the theoretical market value of liabilities, and the ratio of MVE to par value of Bank capital stock can be an indicator of future net income to the extent that it demonstrates the impact of prior interest-rate movements on the capacity of the current balance sheet to generate net interest income. However, this ratio does not always provide an accurate indication of future net income. Accordingly, investors should not place undue reliance on this ratio and are encouraged to read the Bank's discussion of MVE, including discussion of the limitations of MVE as a metric, in Item 7A — Quantitative and Qualitative Disclosures About Market Risk — Measurement of Market and Interest Rate Risk in the 2018 Annual Report.

(6)	Yields for quarterly periods are annualized.

(7)	Return on average equity is net income divided by the total of the average daily balance of outstanding Class B capital stock, accumulated other comprehensive loss, and total retained earnings.

****************************
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release, including the unaudited balance sheet highlights and income statement highlights, uses forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are based on the Bank's expectations as of the date hereof. The words “preliminary,” “expects,” “will,” and similar statements and their plural and negative forms are used in this notification to identify some, but not all, of such forward-looking statements. For example, statements about future declarations of dividends and expectations for advances balances and mortgage-loan investments are forward-looking statements, among other forward-looking statements herein.

The Bank cautions that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization and accretion of premiums and discounts on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; other-than-temporary impairment of investment securities; instability in the credit and debt markets; economic conditions (including effects on, among other things, mortgage-backed securities); changes in demand for advances or consolidated obligations of the Bank or the Federal Home Loan Bank system; changes in interest rates; volatility of market prices, rates, and indices that could affect the value of financial instruments; the possible discontinuance of LIBOR and the adverse consequences it could have for market participants, including the Bank; the Bank's ability to execute its business model and pay future dividends; and prepayment speeds on mortgage assets. In addition, the Bank reserves the right to change its plans for any programs for any reason, including but not limited to, legislative or regulatory changes, changes in membership, or changes at the discretion of the board of directors. Accordingly, the Bank cautions that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized and you are cautioned not to place undue reliance on such statements. The Bank does not undertake to update any forward-looking statement herein or that may be made from time to time on behalf of the Bank.

###